Exhibit 99.2

AIMCO ANNOUNCES RESIGNATION of JAMES N. BAILEY
FROM THE BOARD OF DIRECTORS

DENVER, COLORADO, July 13, 2016 - Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today that James N. Bailey has resigned from the Aimco Board of Directors after 16 years of service.  His resignation is effective July 15, 2016.

Terry Considine, Aimco’s Chairman and CEO remarked, “Jim is a brilliant entrepreneur, a much admired colleague and a dear friend.  Over the past many years he has made many and important contributions to Aimco.  In particular, in his role as chairman of the Nominating and Corporate Governance Committee, Jim led the directors in our self-improvement of board process, welcomed five new directors, and generally kept Aimco in the forefront of good corporate governance.”

Mr. Bailey noted, “Serving on the Aimco board with such a dedicated and talented group of directors has been a great pleasure.  I thank them all for what we have learned and accomplished together, and I wish them and the company continued success.”

With Mr. Bailey’s departure, Kathleen M. Nelson has been named the chairman of the Nominating and Corporate Governance Committee.  Ms. Nelson is a private real estate consultant.  She is a former Managing Director/Group Leader and Chief Administrative Officer for TIAA-CREF’s mortgage and real estate division.  She has been an Aimco director for six years.

About Aimco
Aimco is a real estate investment trust that is focused on the ownership and management of quality apartment communities located in the largest markets in the United States. Aimco is one of the country's largest owners and operators of apartments, with 195 communities in 22 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.
Contact:
Investor Relations (303) 793-4661
Investor@aimco.com
Valerie Kimball
Director, Investor Relations
(303) 793-4645